NEWS RELEASE for July 24, 2003 at 8:00AM EST

Contacts: Paul S. Weiner
                  Chief Financial Officer
                  Palomar Medical Technologies Inc
                  781-993-2411
                  ir@palmed.com

PALOMAR MEDICAL REPORTS INCREASED REVENUES AND PROFITABILITY
FOR SECOND QUARTER 2003
Net Income Increases 387 Percent;
Revenues Improve by 36 Percent; Product Gross Profits Improve by 62 Percent

        BURLINGTON, MA (July 24, 2003) … Palomar Medical Technologies Inc (Nasdaq:PMTI) today announced that for the second quarter ended June 30, 2003, the Company’s total revenues increased by 36 percent, its product revenues increased by 44 percent and its gross profit from product sales improved by 62 percent, compared to the second quarter of 2002, due to growing sales of the Company’s flagship family of Lux Pulsed Light Systems. The Company realized a significant increase in operating income of $420,000, or 192 percent, and a net income improvement of $850,000, or 387 percent, which includes a benefit from income taxes of $430,000, compared to the second quarter of 2002. Over the past year, product gross margins have improved significantly due to higher margin product mix and increased sales volume. The Company has also strengthened its balance sheet since the end of last year with a 66 percent increase in its cash position.

        Chief Executive Officer Joseph P. Caruso commented, “We are pleased to report another strong quarter with a substantial increase in profitability, and are especially encouraged that our revenues continue to grow. In addition, we have increased market share over the past few quarters and anticipate this trend to continue as we concentrate on increasing distribution both domestically and internationally. This is all being achieved while investing the necessary resources in research and development to maintain our technology leadership position.”

        Revenues for the quarter ended June 30, 2003, were $8.7 million, up from $6.4 million in the second quarter of 2002. Gross profit from product sales increased to $4.5 million (58 percent of product revenues), up from $2.8 million (52 percent of product revenues) in the year-earlier quarter. The Company reported net income of $1.1 million, or $0.07 per diluted share, for the second quarter of this year, versus net income of $219,000, or $0.02 per diluted share, for the second quarter of last year.

        Revenues for the six months ended June 30, 2003, were $15.5 million, up from $10.6 million for the six months ended June 30, 2002. Gross profit from product sales increased to $8.0 million (58 percent of revenues), up from $4.0 million (45 percent of revenues) in the year-earlier period. The Company reported net income of $1.4 million, or $0.10 per diluted share for the six months ended June 30, 2003, versus a net loss of $517,000, or $0.05 loss per diluted share for the six months ended June 30, 2002.

        Caruso continued, “As always, our focus is on maintaining a balance between our short-term and long-term objectives. In the short term, we will continue our drive toward growth and increased profitability by enhancing our cosmetic product offerings and expanding distribution worldwide. Our long-term objective remains that of making our cosmetic light technology available to the mass consumer markets. The development and license agreement that we entered into earlier this year provides the means for achieving this long-term goal.”

- more -

Palomar — Page 2

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM EST. Management will discuss financial results and strategic matters. If you would like to participate, please call (888) 482-0024 or listen to the webcast in the Investor Relations’ section of the Company’s website at www.palmed.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 43382662 and will continue through Thursday, August 7, 2003. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. Recently, Palomar and The Gillette Company (NYSE: G) entered into an agreement to complete development and commercialize a patented home-use, light-based hair removal device for women. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1996, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based hair removal procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palmed.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2002 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

- more -

Palomar — Page 3 Palomar Financial Summary (Amounts in thousands, except per share data): Consolidated Condensed Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Revenues:
Product revenues	$ 7,738,882	$ 5,378,818	$ 13,844,726	$ 8,764,501
Royalty revenues	232,938	976,962	468,786	1,833,032
Funded product development revenues	700,000	--	1,200,000	--

Total revenues	8,671,820	6,355,780	15,513,512	10,597,533

Costs and expenses:
Cost of product revenues	3,227,585	2,599,517	5,878,396	4,810,466
Cost of royalty revenues	93,175	390,785	187,514	733,213
Research and development	1,426,949	1,075,158	2,688,259	2,139,867
Selling and marketing	2,127,549	1,380,118	3,673,298	2,169,298
General and administrative	1,175,987	788,918	2,156,892	1,407,981

Total costs and expenses	8,051,245	6,234,496	14,584,359	11,260,825

Income (loss) from operations	620,575	121,284	929,153	(663,292)

Interest income	19,770	14,953	34,991	35,180
Interest expense	(1,014)	(26,886)	(24,790)	(57,484)
Other income	--	109,972	58,333	168,305

Net income (loss) before income taxes	639,331	219,323	997,687	(517,291)

Benefit from income taxes	429,521	--	429,521	--

Net income (loss)	$ 1,068,852	$ 219,323	$ 1,427,208	$ (517,291)

Net income (loss) per share:
Basic	$ 0.08	$ 0.02	$ 0.11	$ (0.05)

Diluted	$ 0.07	$ 0.02	$ 0.10	$ (0.05)

Weighted average number of shares outstanding:
Basic	13,507,281	11,497,559	12,703,061	11,222,417

Diluted	15,941,140	11,508,069	14,739,107	11,222,417

- more -

Palomar — Page 4

Consolidated Condensed Balance Sheets

	June 30,	December 31,
	2003	2002
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$ 7,377,147	$ 4,450,076
Accounts receivable, net	5,748,238	4,047,277
Inventories	3,797,733	3,847,493
Other current assets	667,975	269,940

Total current assets	17,591,093	12,614,786

Property and equipment, net	538,955	485,286
Other assets	291,074	298,268

	$ 18,421,122	$ 13,398,340

Liabilities and Stockholders' Equity
Current liabilities:
Note payable to related party	$ --	$ 1,000,000
Accounts payable	1,180,118	1,320,202
Accrued liabilities	4,056,649	4,619,303
Deferred income taxes	1,440,000	1,400,000
Deferred revenue	470,858	341,084

Total current liabilities	7,147,625	8,680,589

Stockholders' equity:
Common stock	136,633	115,387
Additional paid-in capital	167,128,557	162,021,265

Accumulated deficit	(155,991,693)	(157,418,901)

Total stockholders' equity	11,273,497	4,717,751

	$ 18,421,122	$ 13,398,340